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                                                                    EXHIBIT 23.1


                               CONSENT OF KPMG LLP

The Board of Directors
Fair, Isaac and Company, Incorporated

We consent to the use of our report dated October 25, 2002, except as to note 20, which is as of November 18, 2002, relating to the consolidated balance sheets of Fair, Isaac and Company, Incorporated and subsidiaries as of September 30, 2002 and 2001, and the related consolidated statements of income, changes in stockholders' equity and comprehensive income (loss) and cash flows for each of the years in the three-year period ended September 30, 2002, which report appears in the September 30, 2002 annual report on Form 10-K of Fair, Isaac and Company, Incorporated, incorporated herein by reference in the Form S-8 Registration Statement dated January 30, 2003. Our report dated October 25, 2002, except as to note 20, which is as of November 18, 2002, contains an explanatory paragraph describing the Company's change in accounting for Business Combinations.

/s/ KPMG LLP



San Francisco, California
January 24, 2003